                                                                   EXHIBIT 10.1



THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             TRANSACTION AGREEMENT

         This Transaction Agreement (this "Agreement") is made this 20th day of January, 1999, between General Electric Company, a New York corporation ("GE"), acting through GE Lighting ("GEL") having offices at 1975 Noble Rd., Cleveland, OH 44112 and Emcore Corporation, a New Jersey corporation ("Emcore") having offices at 294 Elizabeth Ave., Somerset, NJ 08873. GEL and Emcore are herein singly referred to as a "Member" and collectively as the "Members".

         A. GEL has phosphor and packaging technology, applications engineering and sales and distribution and product management skills, and Emcore has LED and MOCVD design, process and manufacturing technologies and compound semiconductor product development capabilities.

         B. GEL and Emcore agree that there is a significant opportunity for LED Products in the general, specialty and automotive lighting markets and have agreed to work with each other to develop, manufacture, market and sell color and "white" light emitting LED Products to these markets.

         C. Prior to entering into this Agreement, GE has caused to be formed a limited liability company under the name of GELcore, LLC (the "Company") under the laws of the State of Delaware on October 16, 1998 by the filing of a Certificate of Formation (as amended on November 5, 1998) with the Secretary of State of the State of Delaware.

         D. The parties propose to conduct the business operations of the Company as set forth in, and subject to the terms and conditions contained in, this Agreement and the LLC Agreement and Ancillary Agreements referred to below.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, GEL and Emcore agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Section 1.01 DEFINITIONS. Defined terms used in this Agreement shall have the meanings specified in this Agreement or in Exhibit A.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE 2
                                 PURPOSE; TERM

         Section 2.01 PURPOSE. The Company has been formed pursuant to the Act and the Certificate of Formation, and the LLC Agreement is to be entered into by the Members in the form attached to this Agreement as Exhibit B, for the purpose of combining their complementary skills, resources and efforts to (i) design and develop White Light LED Products, (ii) source, manufacture or have manufactured and market and sell White Light LED Products in the general, specialty and automotive lighting markets worldwide, (iii) design and develop new color *** LED Products utilizing existing technologies, (iv) source, manufacture or have manufactured and market and sell such new color and other color *** LED Products in the general, specialty and automotive lighting markets worldwide, and (v) design, develop, source, manufacture or have manufactured for use by the Company, but not for individual resale, package ready LED devices.

         Section 2.02 TERM. The Company, as constituted in the Certificate of Formation and the LLC Agreement, shall remain in existence in perpetuity unless earlier dissolved or terminated pursuant to law or the provisions of this Agreement or the LLC Agreement.

         Section 2.03 NO STATE LAW PARTNERSHIP; LIABILITY TO THIRD PARTIES. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership), and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and that neither the Certificate of Formation, this Agreement, nor the LLC Agreement nor any of the Ancillary Agreements be construed otherwise. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

         Section 2.04 LLC AGREEMENT. This Agreement sets forth the agreement between the parties hereto regarding the covenants to be performed and the conditions to be fulfilled prior to or at the Closing (as defined in Section 4.01) and certain other agreements between the parties regarding the operation and governance of the Company and its business after the Closing. At the Closing, the parties shall execute and deliver the LLC Agreement, certain of the provisions of which shall be substantially the same as certain of the provisions of this Agreement, and which shall contain certain other provisions relating to the Company, including without limitation provisions relating to the Capital Accounts of the Members and distributions by the Company to its Members.







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

                                   ARTICLE 3
                             CAPITAL CONTRIBUTIONS

         Section 3.01 INITIAL CONTRIBUTIONS. (a)(i) Upon and subject to the conditions in section 4.03 of this Agreement being fulfilled or waived, GE and Emcore shall each be obligated to make an initial cash contribution to the capital of the Company of $16,320,000 (Sixteen Million Three Hundred Eighty Thousand Dollars) and $15,680,000 (Fifteen Million Six Hundred Eighty Thousand Dollars), respectively, such that the respective initial Capital Accounts of GE and Emcore will equal 51% and 49% of the total capital of the Company. The initial Membership Interests of GE and Emcore will be 51% and 49%, respectively. GE shall contribute $8,200,000 and Emcore shall contribute $7,800,000 of its initial capital contribution at the Closing, and the balance of their respective initial capital contributions shall be made in one or more installments promptly after the Company, acting through its President, has submitted and has gained approval of an Annual Operating Plan that indicates that such balance is to be made; provided, however, that notice for such contribution of such balance shall not be given prior to the end of the twelfth month following the Closing Date (as hereinafter defined).

         (ii) GE shall make a convertible loan to Emcore in the original principal amount of 7,800,000, the proceeds of which shall be used by Emcore to make its initial capital contribution referred to in subsection 3.01(a)(i) above (the "GE Loan"). The GE Loan shall be evidenced by a mutually acceptable definitive loan agreement to be executed and delivered by GE and Emcore on or before the Closing Date (the "GE Loan Agreement"). The GE Loan Agreement shall contain (A) customary representations and warranties on the part of Emcore, (B) customary affirmative and negative covenants relating to Emcore and its business and (C) the general terms set forth on Schedule 3.01(a)(ii) attached hereto.

         (b)(i) In the event that Emcore fails to contribute all or a portion of the balance of its initial capital contribution at the times required and as described in section 3.01(a) above, GE shall have the right (but not the obligation) to increase its contribution to the extent that Emcore failed to contribute the balance of its initial capital contribution (any such increase in contribution shall be referred to as a "MI Increase"). Upon completion of any such capital contribution, and subject to subsection 3.01(b)(ii) below, the Membership Interests of the Members shall be adjusted to reflect their respective actual capital contributions to the Company as of such date; provided, however, that for purposes of the Required Interest for Supermajority Transactions under section 7.03 hereof, prior to the expiration of the option period in subsection 3.01(b)(ii) below, Emcore's Membership Interest shall not be deemed to have fallen below 34% of the outstanding Membership Interests as a result of any failure by Emcore to contribute all or a portion of the balance of its initial capital contribution at the times and as described in section 3.01(a) above.

         (ii) GE agrees that in the event that it receives a MI Increase as provided in subsection 3.01(b)(i) above, Emcore shall have the option to purchase all or a part of that MI Increase for cash at a price equal to the amount contributed by GE for such MI Increase or portion thereof, plus interest at a then prevailing market rate reflecting the nature of the investment. Emcore must exercise the option by delivering written notice to GE at least thirty (30) days prior to the first anniversary date of the capital contribution giving rise to the MI Increase. Any such option notice shall set a date for the consummation of the transaction, which date shall be no later than thirty (30) days after the date of the option notice. In the event that Emcore fails to timely exercise the option and consummate the purchase of the MI Increase or portion thereof indicated in the option notice, the option shall expire and be of no force or effect and the Membership Interests shall remain as adjusted pursuant to subsection 3.01(b)(i) above. Neither Emcore's failure to contribute all or any portion of the balance of its initial capital contribution at the times required and as described in section 3.01(a) above nor Emcore's failure to timely exercise the option and consummate the purchase of the MI Increase or portion thereof indicated in the option notice shall constitute a breach of this Agreement by Emcore.

         (iii) Upon the purchase by Emcore of a MI Increase or portion thereof from GE, the Membership Interests of the Members shall be adjusted to reflect such purchase (excluding any interest paid as provided in subsection 3.01(b)(ii) above).

         Section 3.02 ADDITIONAL CAPITAL. (a) Any increase in the capital of the Company shall constitute a Supermajority Transaction. Both Members shall be entitled to participate in any capital increase pro rata in proportion to their respective then existing Membership Interests. In the event that either Member fails to so participate in a capital increase, the other Member shall have the right (but not the obligation) to increase its participation to the extent that the other Member failed to participate. Upon completion of any such capital increase, the Membership Interests of the Members shall be adjusted to reflect their respective actual participations therein. The Members agree that it is their present intent to not increase the capital of the Company beyond the initial $32,000,000 (Thirty Two Million Dollars) before January 1, 2000.

         (b) In the event that further capital is required by the Company in order to meet any obligation or pay any liability of the Company, the Company, subject to section 7.03, may borrow such required capital from any Person or entity, including any Member or any Affiliate of a Member, on such commercially reasonable terms as the Committee may determine; provided, that the Company shall offer to the Members the opportunity to lend or otherwise provide such funds (other than as capital contributions) on such commercially reasonable terms, pro rata in proportion to their respective Membership Interests, or otherwise as may be agreed to.

         (c) In the event that the Members approve an increase in capital as provided in section 3.02(a) of this Agreement and to the extent Emcore in good faith determines that it has insufficient resources to permit it to contribute the full amount of its proportionate share of such increase, GEL shall assist Emcore in raising capital to participate in such increase to the extent of Emcore's insufficiency of resources which assistance will include, but not be limited to (i) representing Emcore to GE Capital for an equity investment or an asset backed loan by GE

Capital or (ii) making a short-term non-recourse loan to Emcore (a "Short-Term Loan"), the term of which shall not exceed twelve months, beginning on the date that all or any portion of the additional capital raised by the Company is initially invested or used by the Company, on commercially reasonable terms, including a market rate of interest that reflects the nature of the investment or use of funds by the Company. Each Short-Term Loan shall be secured by a pledge of Emcore's Membership Interest pursuant to the Pledge and Security Agreement in the form of Exhibit C hereto (a "Pledge Agreement"). In the event that Emcore is unable to repay to GEL all unpaid principal and interest on a Short-Term Loan when due, then the Membership Interests of the Members shall be adjusted so that such unpaid principal and interest of such loan will be treated under section 3.02(a) of this Agreement as a capital increase in which Emcore failed to participate and with respect to which GEL increased its participation to the extent of such failure by Emcore.

         Section 3.03 RETURN OF CONTRIBUTIONS. No Member is entitled to the return of any part of its Capital Contributions or to interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member.

         Section 3.04 WARRANTS. On the Closing Date, Emcore shall issue to GE warrants to purchase Emcore common stock, no par value, on the terms and conditions set forth on Schedule 3.04 hereto (the "Emcore Warrants"). The Emcore Warrants shall be evidenced by a mutually acceptable definitive warrant agreement to be executed and delivered by GE and Emcore on the Closing Date (the "Emcore Warrant Agreement"). The Emcore Warrant Agreement shall contain
(A) customary representations and warranties on the part of Emcore, (B) customary affirmative and negative covenants relating to Emcore and its business and (C) the general terms set forth on Schedule 3.04 hereto.

                                   ARTICLE 4
                             CLOSING; TRANSACTIONS

         Section 4.01 CLOSING. The closing (the "Closing") shall take place at the offices of Baker & Hostetler LLP, Cleveland, Ohio, on February 26, 1999, or on such other day or at such other place as GE and Emcore may agree (the "Closing Date"). The Closing will occur at 10:00 A.M. on the Closing Date.

         Section 4.02 TRANSACTIONS. (a) On or prior to the Closing Date and subject to the conditions set forth in section 4.03(a) and (b) having been fulfilled or waived by GEL and Emcore, GE and Emcore will execute and deliver the LLC Agreement and the other Ancillary Agreements will be executed and delivered by the parties thereto.

         (b) At the Closing, and subject to the LLC Agreement and the other Ancillary Agreements having been executed and delivered and each of the conditions set forth in section 4.03 (d) and (e) having been fulfilled or waived by GE or Emcore (as applicable); the initial capital contributions of the parties will be made as contemplated by section 3.01 of this Agreement by






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

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

wire transfers to the operating account of the Company, and the Membership Interests listed in the LLC Agreement shall be recorded to reflect such capital contributions.

         Section 4.03 CONDITIONS. The conditions are as follows:

         (a) a term sheet for the UOE Supply Agreement shall have been agreed to and delivered by the parties thereto;

         (b) the GE Loan Agreement shall have been executed and delivered by Emcore and GE and Emcore shall have received the proceeds of the GE Loan as referred to in section 3.01(a)(ii) of this Agreement;

         (c) GE shall be reasonably satisfied with its legal due diligence review of Emcore as it relates to the issuance of the Emcore Warrants, the Emcore Warrant Agreement shall have been executed and delivered by Emcore and GE, GE shall have received the Emcore Warrants to be issued thereunder and GE shall have received a reasonably satisfactory legal opinion from White & Case with respect to the Warrant Agreement;

         (d) no injunction or order of any court or administrative agency of competent jurisdiction will be in effect, and no statute, rule or regulation of any Governmental Authority will have been promulgated or enacted which restricts, prohibits or prevents the consummation of the Contemplated Transactions;

         (e) the representations and warranties of each party contained in the Transaction Documents shall be accurate at and as of the Closing Date in all material respects as if made at and as of such date and each party shall have received a certificate signed by an authorized representative of the other party to the foregoing effect;

         (f) Nothing *** shall prohibit Emcore from performing its obligations under this Agreement or any other Transaction Document.

         If this Agreement is terminated by a party because one or more of the conditions outlined above have not been satisfied on or before the Closing Date, no party hereto shall have any liability or further obligation to the other party to this Agreement.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         Section 5.01 REPRESENTATIONS AND WARRANTIES. Each of GE and Emcore represents and warrants to the other, as of the date of this Agreement and as of the Closing Date, as set forth in Exhibit D.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE 6
                               COMPANY OPERATIONS

         Section 6.01 BUSINESS SCOPE; NIST. (a) The business of the Company will be to (i) design and develop White Light LED Products, (ii) source, manufacture or have manufactured and market and sell White Light LED Products in the general, specialty and automotive lighting markets worldwide, (iii) design and develop new color *** LED Products utilizing existing technologies,
(iv) source, manufacture or have manufactured and market and sell such new color and other color *** LED Products in the general, specialty and automotive lighting markets worldwide, and (v) design, develop, source, manufacture or have manufactured for use by the Company, but not for individual resale, package ready LED devices. The foregoing is a description of the "GELcore Business".

         (b) In furtherance of its strategic objectives, the Company is involved in the NIST ATP Program with GE (acting through its Corporate Research and Development Department and GEL) and Widegap Technology LLC, and is a party to the related Technical Development Agreement and the Investment Rights Agreement and the Right of First Refusal and Warrant Agreement attached thereto.

         Section 6.02 STRATEGIC BUSINESS PLANS; ANNUAL OPERATING PLANS. (a) The Members have preliminarily agreed on an initial three year Strategic Business Plan (a copy of which is attached to this Agreement as Exhibit E) for the initial phase of the Company's operations as contemplated by this Agreement. Each year, commencing in 1999, in conjunction with the preparation of an Annual Operating Plan referred to in (b) below, the Members will update the Strategic Business Plan (which will be mutually agreed to) to reflect the strategic plan for the Company for the next succeeding three year period.

         (b)(i) At least sixty (60) days before the end of each Fiscal Year of the Company, the President shall prepare and present to the Committee for consideration and approval an annual operating plan and budget (the "Annual Operating Plan") which shall implement and otherwise reflect the Strategic Business Plan and which shall include (A) projected revenues, employee compensation, costs and expenses related to the Company's operations and sales activities for the following fiscal year, including, without limitation, the transfer costs from GEL and Emcore for the goods, management, administrative, engineering and other services to be used in the design, development, manufacture, packaging and sale of LED Products and White Light LED Products,
(B) expected pricing, service, product performance and quality levels and (C) expected sources of funding to support such operations and sales activities.

         (ii) Each Annual Operating Plan for a calendar year prior to 2002 or any amendment or change to any such Annual Operating Plan shall be approved by both GEL and Emcore. GEL covenants that no Annual Operating Plan submitted by the President for the calendar year 2002 or thereafter shall be inconsistent in any material respect with the Strategic Business Plan to which such Annual Operating Plan relates.

         (c) Each Member shall cause its appointees to the Committee to support implementation of the Strategic Business Plan, and upon approval of the Annual Operating Plan by the Committee, the officers under the supervision of the Committee of the Company shall be responsible for and have full authority to implement the Annual Operating Plan.

         Section 6.03 INTELLECTUAL PROPERTY; PRODUCT DEVELOPMENT. In order to enable the Company to fulfill its business purpose and scope, GEL and Emcore will enter into the Intellectual Property License Agreement attached to this Agreement as Exhibit F-1 and the Product Development and Technology Assistance Agreement attached to this Agreement as Exhibit F-2, pursuant to which, among other things:

         (a) The Preliminary Understandings of GEL and Emcore set forth in section 2 of the MOU will be implemented; and

         (b) GEL, Emcore and the Company will license to each other their respective Intellectual Property (as defined in such License Agreement); and

         (c) GE (through GEL and GE-CRD) and Emcore will provide certain product development technologies, processes, products, research, resources, services and assistance to the Company, and the Company will arrange for and fund engineering and manufacturing necessary to complete the Statement of Work attached to such Product Development Agreement.

         Section 6.04 SUPPLY AND DISTRIBUTION; GE BRAND. As contemplated by the Strategic Business Plan and included in the Annual Operating Plans, the Company will source, manufacture or have manufactured Red, Amber/Orange, Green and Blue LED Products (and when developed, White Light LED Products) for marketing, distribution and sale under, inter alia, the GE Brand to its customers through channels and to markets determined by the Committee, all on terms and conditions to be agreed to by the Members. GEL agrees to make available to the Company GEL channels of distribution and to assist the Company in developing business relationships with other GE businesses. GEL and the Company will establish sales targets by distribution channel and GEL will use commercially reasonable efforts to market and sell products of the Company to achieve those sales targets. All products marketed by the Company shall be branded with the GE brand or such other brand as the Company may determine. The terms and conditions of use of the GE brand shall be set forth in the GE Trademark and Trade Name License Agreement, in the form attached to this Agreement as Exhibit G.

         Section 6.05 EMPLOYEES/MANAGEMENT/ENGINEERING PERSONNEL. The Company will employ such hourly and supervisory personnel as it may determine, with the terms of such employment, including pension and other benefit plans, to be determined by the Committee. In addition, GEL and Emcore will make available to the Company such other management and engineering personnel consistent with the Strategic Business Plan or as may be determined by the Committee to be desirable from time to time, pursuant to one or more Management Services Agreement(s) substantially in the form attached to this Agreement as Exhibit H which will set forth the responsibilities and the compensation and benefits cost of these management personnel to GEL and Emcore, which will be allocated to the Company.

         Section 6.06 FACILITIES AND SERVICE. Office space and supporting utilities and services required by the Company may be provided by Emcore or GEL on terms and conditions to be agreed to by the Committee. Emcore and GEL may also provide administrative services including purchasing, employee relations, finance, systems, accounting and such other services as may be needed by the Company, pursuant to one or more Administrative Services Agreement(s) substantially in the form attached to this Agreement as Exhibit I, which agreement shall set forth the responsibilities for each of the personnel and services being provided and their cost allocation to the Company.

         Section 6.07 BUSINESS PRACTICES. The Members shall cause the Committee of Directors to adopt and cause the Company to follow a set of Company policies consistent with the GE Integrity Policies which policies shall include, without limitation, (a) ethical business practices (b) compliance with the antitrust laws, (c) avoiding conflicts of interest, (d) working with governmental agencies and (e) environmental protection, health and safety.

         Section 6.08 TRANSACTIONS BETWEEN THE COMPANY AND THE MEMBERS. Transactions between GEL or Emcore (or their respective Affiliates) and the Company shall be at arm's length and comply with applicable laws, including but not limited to those tax laws governing transfer pricing, and no material contract shall be entered into between GEL or Emcore (or their respective Affiliates) and the Company, without the prior consent of the uninterested Member, which consent shall not be unreasonably witheld.

         Section 6.09 BOOKS; FISCAL YEAR. (a) The Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company's financial statements shall be kept on the accrual basis and in accordance with GAAP consistently applied. The Company's financial statements shall be audited annually by independent public accountants selected by the Committee. The fact that such independent public accountants may audit the financial statements of one or more of the Members or their Affiliates shall not disqualify such accountants from auditing the Company's financial statements.

         (b) The fiscal year of the Company (the "Fiscal Year") shall be the calendar year (or such other 12-month period as the Committee may select) or, if applicable, that shorter period within the calendar year (or such other period) during which the Company had legal existence.

         (c) The Company shall prepare and distribute to each Member unaudited quarterly financial statements, prepared in accordance with section 6.09(a) of this Agreement. Such quarterly financial statements shall be distributed to the Members within a time that will permit, and shall provide such information concerning the operations of the Company as may be required for, the Members to prepare and timely file with the Securities and Exchange Commission their quarterly financial statements.

         (d) At a minimum, the Company shall keep at its principal executive office such books and records as may be required by the Delaware Limited Liability Company Act and such other books and records as are customary and usual for businesses of the type engaged in by the Company.

         (e) Each Member or its duly authorized representatives shall have the right, during normal business hours and in accordance with the Delaware Limited Liability Company Act, to inspect and copy the Company's books and records at the requesting Member's expense.

                                   ARTICLE 7
                        MANAGEMENT; CONDUCT OF BUSINESS

         Section 7.01 MANAGEMENT BY MEMBERS. (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members acting through the Committee. In managing the business and affairs of the Company and exercising its power, the Members shall act through their appointees to the Committee as described in section 7.02 of this Agreement. Any Member who binds or obligates the Company for any debt or liability or causes the Company to act, except in accordance with the immediately preceding sentence, shall be liable to the Company for any such debt, liability or act. Decisions or actions taken by Members in accordance with this Agreement and the LLC Agreement (whether through the Committee or otherwise) shall constitute decisions or actions by the Company and shall be binding on the Company. The provisions of the LLC Agreement regarding the decisions or actions to be taken by Members shall be substantially the same as the corresponding provisions of this Agreement.

         Section 7.02 THE COMMITTEE. (a) The LLC Agreement provides for the establishment of the Committee and its operation. The Committee shall consist of five individuals, two appointed by each of GEL and Emcore and a fifth, who shall be the Company's President and who shall be selected in accordance with section 7.04(a) of this Agreement and treated for all purposes of this Agreement and the LLC Agreement as being appointed to the Committee by GEL. If at any time the Company does not have a President, GEL may designate the fifth appointee to the Committee, who shall serve until a President is appointed in accordance with section 7.04(a) of this Agreement. The appointees to the Committee shall serve at the pleasure and on behalf of the party that appointed them, until such appointee resigns or is removed by the appointing party. Appointees to the Committee need not be officers, directors or employees of a Member or the Company; provided, however, that if a Member's appointee is not an officer, director or employee of such Member, an Affiliate of such Member or the Company, the appointment of such individual shall be subject to the approval of the other Member, which approval shall not be unreasonably withheld. An appointee to the Committee may be removed, with or without cause, only by the appointing party.

         (b) A majority of the authorized number of Committee appointees shall constitute a quorum for the transaction of business by the Committee, which majority shall, subject to the remaining provisions of this section 7.02(b), include at least one appointee of GEL, other than the President, and one appointee of Emcore. If a quorum is not present at the time and place appointed for any meeting of the Committee, a majority of those present may adjourn the

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meeting and reschedule a subsequent meeting of the Committee, which subsequent meeting shall be duly noticed to all Members and be no less than five (5) nor more than thirty (30) days from the date of the original meeting and if a quorum is not present at the time and place appointed for the subsequent meeting of the Committee solely by reason of the absence of the representatives of the Member that were not present at the adjourned meeting, then a majority of the authorized number of Committee appointees (including the President) shall constitute a quorum for the transaction of business by the Committee at such subsequent meeting.

         (c) The Members shall act through their appointees to the Committee in the manner set forth below. The Committee shall have the authority to, and shall, conduct the affairs of the Company on behalf of the Members pursuant to, and in accordance with, the Strategic Business Plan and the Annual Operating Plans. Decisions by the Committee will require the affirmative vote of a majority of the total number of Members' appointees constituting the Committee, whether or not all appointees are present and without giving effect to any vacancies on the Committee.

         (d) Each Member shall designate its representatives on the Committee to the other Member in writing, and such designation shall remain in effect until the revocation of such designation has been made in writing. Such writing will be signed by the chief executive officer of Emcore in the case of Emcore and by the chief executive officer of GEL.

         Section 7.03 SUPERMAJORITY TRANSACTIONS. Notwithstanding the foregoing provisions of this Article 7 and subject to the proviso in the second sentence of Section 3.01(b)(i) hereof, the following actions (collectively, "Supermajority Transactions") shall require the consent of one or more Members having an aggregate of at least 67% of the Membership Interests of all Members (a "Required Interest"):

                  (i) except pursuant to sections 11.1(b) and (c) of the LLC Agreement, the liquidation or dissolution of the Company;

                  (ii) the merger or consolidation of the Company with or into any other Person if the interests of the Members are significantly affected thereby;

                  (iii) except for transfers permitted under Articles 8 and 10 of this Agreement, the authorization for issuance, sale or delivery or agreement or commitment to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Membership Interests or any other equity securities of the Company, or the amendment to any of the terms of Membership Interests or such other securities;

                  (iv) the incurrence of any significant indebtedness of the Company for borrowed money;

                  (v) the incurrence of any Lien upon any significant portion of the property, revenues or assets, whether now owned or hereafter acquired of the Company, except for (a) Liens in respect of property securing indebtedness described in paragraph (iv) above, (b) Liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established, or (c) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent;

                  (vi) the acquisition of another Person or of assets (other than products, systems or services) by the Company if the cost of such acquisition or the effect thereof on the Company is significant;

                  (vii) the sale or other conveyance, or grant by the Company or any Subsidiary of any option, warrant or other similar right with respect to, all or any significant portion of the Company's assets (other than products, systems or services) to any Person;

                  (viii) except as specifically contemplated by this Agreement, the assignment, transfer or license by the Company of any Intellectual Property available to the Company to any Person;

                  (ix) any increase in the capital of the Company referred to in section 3.02 of this Agreement;

                  (x) the entry into any material contract between the Company on the one hand, and GEL, Emcore or any of their respective Affiliates, on the other hand, except as a result of a competitive bidding process or on terms substantially similar to, or more favorable to the Company than, those that could be entered into by the Company in similar transactions with unaffiliated third parties;

                  (xi) any amendment to any Ancillary Agreement between the Company and any Member;

                  (xii) the approval of any Annual Operating Plan for the calendar year 2002 or thereafter which is materially inconsistent with the applicable Strategic Business Plan, or the approval of any amendment or change to any such approved Annual Operating Plan, which change is materially inconsistent with the applicable Strategic Business Plan;

                  (xiii) the entry by the Company into any line or type of business that is not contemplated by section 6.01 of this Agreement;

                  (xiv) the commencement or settlement by the Company of any litigation or other proceeding with damages requested or to be paid; and

                  (xv) the filing of a petition by or on behalf of the Company, or any similar action, under any bankruptcy, insolvency, reorganization or similar law.

For purposes of paragraphs (iv) through (vii) above, prior to December 31, 2001, a transaction (whether an individual transaction or one of a series of directly related transactions) will be

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

deemed "significant" ***. In the absence of the approval of a Required Interest on a matter arising in paragraphs (i) through (xv) for whatever reason, the provisions of sections 10.01 and, after five (5) years from the date of this Agreement, 10.02 shall apply.

         Section 7.04 OFFICERS. (a) The Company shall hire as its President, the manager of Marketing and Sales and the manager of Finance such individuals as may be designated from time to time by GEL, subject to the approval of Emcore, which approval shall not be unreasonably withheld. The Company shall hire as its manager of R&D and manager of Sourcing/Production such individuals as may be designated from time to time by Emcore, subject to the approval of GEL, which approval shall not be unreasonably withheld. The President shall be the chief operating officer of the Company. The President and other managers will be removed at the request of the designating Member with or without cause at any time.

         (b) The Committee may appoint such other managers as it may determine from time to time. Except as otherwise agreed, each manager of the Company shall hold office at the pleasure of the Committee, and the Committee may remove any manager at any time, with or without cause. If appointed by the Committee, the managers shall have the duties assigned to them by the Committee. As used herein, the term "manager" shall not have the meaning ascribed thereto by the Act.

                                   ARTICLE 8
                MEMBERSHIP; DISPOSITIONS OF MEMBERSHIP INTERESTS

         Section 8.01 MEMBERS. Emcore shall be admitted to the Company as a member of the Company effective as of the execution of the LLC Agreement. Each Member shall have their respective Membership Interest set forth on Exhibit A to the LLC Agreement, as the same may be increased or decreased as provided in this Agreement. Except as set forth in this Agreement and the LLC Agreement, a Member does not have the right or power to withdraw from the Company as a Member.

         Section 8.02 DISPOSITION OF A MEMBERSHIP INTEREST. (a) PROHIBITION. No Membership Interest, or any right, title or interest in or to such Membership Interest, now or hereafter owned, held or acquired by any Member shall be Disposed of voluntarily, involuntarily, directly or indirectly, by operation of law, with or without consideration, or otherwise except in accordance with the provisions of this section 8.02. Any Disposition which does not comply with the provisions of this section 8.02 shall be void AB INITIO and the Company shall not give effect to such attempted Disposition in its records.

         (b) AFFILIATES; SALE OF BUSINESS. Any Member may Dispose of all (but not less than all) of its right, title and interest in and to a Membership Interest as follows:

                  (i)  to an Affiliate of such Member;

                  (ii) by GE to the purchaser, directly or indirectly, of GEL (or substantially all of the assets of GEL); or

                  (iii) by Emcore to the purchaser, directly or indirectly, of Emcore (or substantially all of the assets of Emcore);

PROVIDED, HOWEVER, that any Disposition pursuant to items (ii) or (iii) of this clause (b) shall be made in compliance with the requirements of clauses (d) and
(e), below.

GEL and Emcore shall remain responsible for the performance of this Agreement and the LLC Agreement by each Affiliate of such party to which a Membership Interest is transferred pursuant to this section 8.02(b). If any Affiliate to which a Membership Interest is transferred pursuant to this section 8.02 ceases to be an Affiliate of the Member from which it acquired such Membership Interest, such Person shall promptly reconvey such Membership Interest to such transferring Member (unless such Person ceases to be such an Affiliate in connection with a transfer otherwise permitted by this section 8.02).

         (c) DUTY OF FIRST OFFER AFTER FIVE YEARS. Following the expiration of the five-year period commencing on the date hereof (the "Restricted Period"), either Member (the "Disposing Member") may determine to Dispose of its entire Membership Interest (the "Negotiated Interest") to a Person that is not an Affiliate, as follows. The Disposing Member shall in good faith negotiate exclusively with the other Member for a period of 60 days (the "Negotiation Period") with a view to Disposing of the Negotiated Interest to the other Member. If no agreement can be reached by the end of the 60-day period on a purchase price satisfactory to both Members, then either Member shall have the right to require that the Fair Market Value of the Negotiated Interest be determined, which value shall become the purchase price for that Interest. If after the Fair Market Value of the Negotiated Interest has been determined the non-Disposing Member declines to purchase the Negotiated Interest, the Disposing Member shall be free to Dispose of all, but not less than all, of the Negotiated Interest so long as the terms on which the Disposing Member determines to Dispose of the Negotiated Interest are not materially less favorable to the Disposing Member than the terms rejected by the Disposing Member during the Negotiation Period; provided, that if the Disposition of such Negotiated Interest has not been consummated prior to the end of the 180-day period following the end of the Negotiation Period (subject to any extension necessary to comply with any applicable regulatory requirement), such Disposition may not occur and the disposing Member and the Negotiated Interest shall again be subject to this section 8.02(c).

         (d) OPTION TO PURCHASE. (i) If during the Restricted Period or thereafter, (1) Emcore becomes subject to a Disposition (by merger, sale of stock or substantially all of the assets thereof or otherwise), including its interest in the Company, or (2) GE proposes to Dispose, directly or indirectly, of GEL (by merger, sale of stock or substantially all of the assets thereof or otherwise), including its interest in the Company, (any such business, a "Subject Business") then the Member that is the subject of a proposed Disposition, (the "Transferring Member") shall provide prompt written notice (the "Transfer Notice") to the other Member (the "Offeree Member"). The Transfer Notice shall identify the Person with which such transaction is proposed to be consummated and all other material terms of the proposed transaction, including, if and to the extent applicable, the consideration to be paid for (or specifically allocable to) such Membership Interest, and, in the case of an offer in which the consideration payable for the Offered Interest consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably necessary for the other Member to be informed of all material facts relating to such consideration.

         (ii) The Offeree Member shall have the right and option, for a period of 60 days after the date the Transfer Notice and all other information required to be provided to the Offeree Member has been received by the Offeree Member (the "Notice Period"), to deliver a notice to the Transferring Member (the "Purchase Notice") of the Offeree Member's intention to purchase the Membership Interest of the Transferring Member (the "Offered Interest"). The purchase price to be paid by the Offeree Member to the Transferring Member for the Offered Interest shall be cash in an amount equal to the Fair Market Value of that interest. Notwithstanding the preceding two sentences, if the consideration to be paid for such Offered Interest is wholly or partially non-cash consideration, then the Offeree Member shall pay cash in lieu of the non-cash consideration, in an amount equal to the Fair Market Value thereof, such amount to be determined by good faith negotiations between the parties (and, in the absence of agreement, using a procedure similar to that used to determine the Fair Market Value of an Interest in the Company). Delivery of the Purchase Notice by the Offeree Member shall constitute an irrevocable election by the Offeree Member to purchase the Offered Interest for the consideration and on the other terms and conditions set forth above.

         (iii) The transfer of the Offered Interest to the Offeree Member shall be consummated as soon as practicable following the giving of the Purchase Notice by the Offeree Member, but in no event more than 30 days thereafter (subject to any extension necessary to comply with any applicable regulatory requirement). If at the end of the Notice Period the Offeree Member shall not have given a Purchase Notice with respect to the Offered Interest, the Offeree Member will be deemed to have waived its rights under this section 8.02(d) with respect to the Disposition contemplated by the Transfer Notice. If the Offeree Member rejects the Transfer Notice, or is deemed to have waived its rights as set forth in the preceding sentence, the Transferring Member shall have the right, for a period of 180 days following such rejection or waiver (subject to any extension necessary to comply with any applicable regulatory requirement), to dispose of the Subject Business or all, but not less than all, of the Offered Interest, as the case may be, to the proposed transferee identified in the Transfer Notice and, if the proposed transaction is a transfer of a Membership Interest, on terms no more favorable to the proposed transferee than are set forth in the Transfer Notice. If, at the end of the 180-day period following the rejection or waiver (subject to any extension necessary to comply with any applicable regulatory requirement), the Transferring Member has not completed the sale of the Subject Business or Offered Interest, as the case may be, such Disposition may not occur and the Transferring Member and the Offered Interest shall again be subject to the restrictions contained in this section 8.02(d).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         (e) STATUS AS A MEMBER. Upon execution of a counterpart of this Agreement and compliance with the other applicable requirements of this section 8.02, the transferee shall be deemed a "Member" for the purposes of and a party to this Agreement, and shall have the rights and be subject to the obligations of a Member hereunder and a party hereto with respect to the Membership Interest held by such transferee.

         (f) COSTS. The Member effecting a Disposition and any Person admitted as a Substitute Member in connection therewith shall pay, or reimburse the Company for, all reasonable costs incurred by the Company in connection with the Disposition (including, without limitation, any legal fees incurred in connection with the consideration of the implications thereof under applicable securities laws, the Code and other laws) on or before the tenth day after the receipt by that Person of the Company's invoice for the amount due.

                                   ARTICLE 9
                              ADDITIONAL COVENANTS

         Section 9.01 PUBLIC ANNOUNCEMENTS, ETC. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Company and its Business, any other agreement or relationship between the parties and the Company or the organization of the Company and, except as may be required by Applicable Law or any national or international securities exchange (in which case the other party hereto shall have the prior right, to the extent permitted by Applicable Law, to review and comment on such statements), will not issue any such press release or make any such public statement without the consent of both parties. Notwithstanding the foregoing, no provision of this Agreement shall relieve Emcore or GE from any of its obligations under section 9.02.

         Section 9.02 CONFIDENTIALITY. Each party agrees that the terms and conditions of this Agreement shall be deemed Confidential Information and, as such, shall be subject to the provisions of the Confidentiality Agreement, of even date herewith, between GE, Emcore and the Company.

         Section 9.03 ESTABLISHMENT OF COMPETITIVE BUSINESS. (a) Subject to subsection (b) below, neither GE nor Emcore shall, for so long as it is a Member of the Company, engage on its own behalf in the business of, or own, have an ownership interest in, manage, operate, join or control, or participate in, alone or with any Person, the ownership, management, operation or control of or be connected in any manner relating to the GELcore Business Field with any business, firm, corporation or other entity which engages in the business of (i) designing, developing, sourcing, manufacturing or having manufactured White Light LED Products for marketing or sale in the general, specialty or automotive lighting markets, (ii) designing and developing color *** LED Products for marketing or sale in the general, specialty or automotive

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

lighting markets, or (iii) sourcing, manufacturing or having manufactured color *** LED Products for marketing or sale in the general, specialty or automotive lighting markets.

         (b) The provisions of Section 9.03(a) shall not apply to:

         (i) in the case of Emcore, the beneficial ownership (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of a corporation which shall constitute in the aggregate five percent (5%) or less of the total number of such securities outstanding on a fully diluted basis;

         (ii) in the case of those GE divisions or GE Affiliates that engage primarily in the Financial Services Business, any (x) Financial Services Business, (y) any investment activity by any pension or retirement fund or program operated by or for the benefit of GE or its Affiliates so long as such investment does not include the making available to the entity in which such investment is made the GEL channels of distribution or the GE Intellectual Property licensed to the Company, or (z) any business activity which would otherwise violate the foregoing restrictions which is acquired from or carried on by any entity (an "Acquired Company") which is acquired by, combined with, or otherwise becomes an Affiliate of GE after the date hereof, provided that, within one hundred and eighty (180) days after the purchase or other acquisition of the Acquired Company, such party disposes of the relevant portion of the Acquired Company's business or causes such Acquired Company to comply with the foregoing restrictions;

         (iii) in the case of GE (excluding GEL) or any of its Affiliates, (x) any activity that results or is intended to result in LED Products being incorporated in products ("End Products") as components together with other elements that add significant value to the value of the End Products and which End Products are not being sold in the general, specialty or automotive lighting markets, and (y) selling third party LED Products as replacement units if required by customers;

         (iv) in the case of GE but subject to GE's obligations under Section 6.04, the sourcing, marketing or selling of White Light LED Products or color LED Products by GE Supply; and

         (v) in the case of GE and Emcore and their respective Affiliates, the supply of non-LED Products (including the design and development of such non-LED Products) to any Person whether or not such Person engages in the business of designing, developing, sourcing, manufacturing, having manufactured, marketing or selling White Light LED Products or color LED Products; provided, however, that no such supplier shall be paid or compensated other than for the sale of said non-LED Products and for the design and development of said non-LED Products.

         Section 9.04 AMENDMENTS TO UNIROYAL AGREEMENT. Without the prior written consent of GE (which consent may be granted or withheld in the sole and absolute discretion of GE), Emcore shall not enter into any new, further, or other amendments to the Uniroyal Agreement or take any action with respect to the Uniroyal Agreement that (i) would conflict with or adversely impact Emcore's ability to fully and completely perform any or all of its obligations hereunder (including, without limitation, its obligations under Section 9.03 hereof) or under any Ancillary Agreement, or (ii) is likely to result, or does result, in the breach by Emcore of any (A) term or condition of this Agreement or any Ancillary Agreement, (B) undertaking or covenant of Emcore contained in this Agreement or any Ancillary Agreement or (C) warranty or representation of Emcore hereunder.

                                   ARTICLE 10
                        DISPUTE RESOLUTION; TERMINATION

         Section 10.01 DISPUTE RESOLUTION; RESOLUTION OF DEADLOCK. (a) If at any time there shall exist any dispute between the parties relating to the approval of any Supermajority Transaction, the Members shall negotiate in good faith for a period of thirty (30) days in an effort to resolve the dispute. If such negotiations are not successful, either party shall have the right and option to notify the other party that the provisions of this section 10.01 and, after five (5) years from the date hereof, section 10.02 of this Agreement shall be invoked (the "Dispute Notice"). If a Dispute Notice is given and if requested by either party within 10 days thereafter, the parties shall submit the matter in dispute to the chief executive officer of GEL and the chief executive officer of Emcore for their review and resolution in such manner as they deem necessary or appropriate. The Committee will be bound by any resolution reached by the officers to whom such matter is submitted. The provisions of this section 10.01 and section 10.02 below and hereafter referred to as the "Dispute Resolution Mechanism").

         (b) If at any time there shall exist a material dispute between the Members (other than a dispute relating to a Supermajority Transaction) relating to the Company, its business or the other Member's commitment to such business and the Member raising such dispute claims in good faith that the same has or will have a material adverse impact on the performance of the Company, then the Member raising such dispute shall give written notice to the other Member specifying in reasonable detail the reason or reasons underlying such claim. If such a notice is given, the Member receiving the same shall have a period of sixty (60) days to resolve the matter referred to in such notice. If at the end of such 60-day period, the Member that sent the notice remains dissatisfied, based on its reasonable and good faith determination, with the resolution, then such Member may commence the Dispute Resolution Mechanism.

         Section 10.02 PURCHASE AND SALE OF OPTION INTEREST. If at any time more than five years after the date of this Agreement, the subject matter of a dispute described in section 10.01(a) or 10.01(b) of this Agreement cannot be resolved pursuant to the procedures set forth in section 10.01 within thirty
(30) days of the submission of such dispute to the applicable officers of the parties (or a decision not to submit), and if such 30-day period began to run after the date which is five (5) years after the date hereof, then GE shall be obligated to purchase from Emcore, and Emcore shall be obligated to sell to GE, the entire Membership Interest of Emcore as of the date the Dispute Notice is given (the "Option Interest") for a price equal to the Fair Market Value of Emcore's Membership Interest. The process for determining the Fair Market Value of the Option Interest shall be commenced promptly following such 30-day period. The closing of the purchase and sale of the Option Interest shall be consummated as soon as practicable following the determination of the Fair Market Value of the Option Interest, but in no event more than 30 days thereafter (subject to any extension necessary to comply with any applicable regulatory requirement). The purchase price shall be paid in cash at the closing. The Fair Market Value of Emcore's Membership Interest shall again be determined as of the dates which are twelve (12) months (the "12 Month Fair Market Value") and twenty four (24) months (the "24 Month Fair
Market Value") after the date as of which such Fair Market Value is initially determined under section 10.02 of this Agreement. Promptly after the determination of (A) the 12 Month Fair Market Value, GE shall pay to Emcore in cash an amount equal to the excess, if any, of such 12 Month Fair Market Value over the initial Fair Market Value and (B) the 24 Month Fair Market Value, GE shall pay to Emcore in cash an amount equal to the excess, if any, of such 24 Month Fair Market Value over the greater of the initial Fair Market Value and the 12 Month Fair Market Value.

         Section 10.03 TERMINATION. This Agreement shall automatically be terminated upon:

         (a)  the written consent of all Members; or

         (b)  the termination of the LLC Agreement; or

         (c) the sale, exchange or other disposition (including on dissolution or liquidation of the Company) of all or substantially all of the assets of the Company; or

         (d) at the election of the non-Disposing Member, the non-Transferring Member or GEL (as applicable), upon (i) the consummation of a transfer to a Member of the Negotiated Interest or the Offered Interest pursuant to section 8.02(c) or (d), (ii) the purchase and sale of the Option Interest pursuant to section 10.02 or (iii) the purchase and sale of Emcore's Membership Interest pursuant to section 10.04.

         Section 10.04 BUYOUT RIGHTS AFTER MATERIAL BREACH. (a) Following a final determination by a court that a party is in Material Breach, (i) if GEL is the non breaching Party, then GEL shall have the right (the "Call Right") to purchase Emcore's Membership Interest at the price and on the terms set forth below, and Emcore shall sell to GEL such interest, and (ii) if Emcore is the non breaching Party, then Emcore shall have the right (the "Put Right") to require GEL to purchase Emcore's Membership Interest at the price and on the terms set forth below, and GEL shall purchase such interest.

         (b) The Call Right and the Put Right may only be exercised by the giving of written notice (the "Buy-out Notice") by the non breaching Party to the other Party within thirty (30) days after a final determination by a court that the other Party is in Material Breach. Delivery of the Buy-out Notice shall constitute an irrevocable election by the non breaching Party to exercise the Call Right or the Put Right, as the case may be at the purchase price determined below. The purchase and sale of Emcore's Membership Interest shall be consummated as soon as practicable following the determination of the Fair Market Value of that Interest, but in no event more than 30 days thereafter (subject to any extension necessary to comply with any applicable regulatory requirement). The Fair Market Value of Emcore's Membership Interest shall be determined as provided in the Definition of Fair Market Value in this Agreement, with the Company being treated as a going concern immediately prior to the occurrence of the event that gave rise to the Material Breach referred to in subsection 10.04(a), above. The purchase price for Emcore's Membership Interest shall be paid in cash at the closing of the transaction and shall be equal to the Fair Market Value thereof.

         (c) The Put Right and the Call Right in this section 10.04 are in addition to any other remedy that may be available to Emcore and GE, respectively, for a Material Breach, and if the provision the violation of which gave rise to the Material Breach is directly related to the licensing or use of Intellectual Property, the Parties agree that the non breaching Party shall be entitled to injunctive relief or specific performance of the terms thereof, in addition to any other remedy that may be available in equity.

         Section 10.05 EFFECT OF TERMINATION. (a) At such time as any Member ceases to be a Member (either through transfer of its Membership Interest or otherwise) of the Company, such Member shall have such rights and be subject to such obligations as are expressly provided in the other terms of this Agreement and shall have those additional rights and be subject to those additional obligations as are expressly provided in the terms of the Ancillary Agreements. At such time as any Member ceases to be a Member (either through transfer of its Membership Interest or otherwise) of the Company, such Member shall no longer be bound by the terms of Section 9.03 hereof and, subject to its other obligations hereunder and under the Ancillary Agreements, shall be free to engage in any business (new or existing) or acquire an interest in or invest in any Person engaged in any business, including, without limitation, a business in competition with the Company.

         (b) The provisions of sections 9.01, 9.02, 10.05 and 11.02 of this Agreement shall survive the termination of this Agreement.


                                   ARTICLE 11
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                                      AND
                                INDEMNIFICATION

         Section 11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by either GE or Emcore or the Company or such party's or the Company's representatives with respect to the representations or warranties of the other party, all representations and warranties of the parties contained in this Agreement and the LLC Agreement shall survive the Closing for a period of three years from and after such Closing after which time no claim for breach of a representation or warranty or indemnification in respect thereof may be brought by any Member; provided, that the representations and warranties contained in item (g)(ii) of the Emcore representations and warranties on Exhibit D to this Agreement and in item
(g)(ii) of the GE representations and warranties on Exhibit D to this Agreement shall survive such Closing indefinitely.

         Section 11.02 INDEMNIFIABLE CLAIMS. Subject to any limitations set forth in any Transaction Document (including section 11.01 above), GE and Emcore, as the case may be, hereby agree to indemnify each other and the Company (without duplication) and their respective Affiliates, and, to the extent actually indemnified by GE, Emcore, the Company or such Affiliate from time to time, their respective directors, officers, employees and agents against, and agree to hold them harmless from, any and all Damages incurred or suffered by any of them arising out of or related in any way to (i) any misrepresentation or breach of any representation or warranty made by GE or Emcore in this Agreement or the LLC Agreement or (ii) the breach or non-performance of any covenant or obligation required by this Agreement or the LLC Agreement to be performed or observed by GE or Emcore; PROVIDED, HOWEVER, that neither GE nor Emcore shall be required to pay the first $250,000 in aggregate amount of any Damages arising under clause (i) of this section 11.02.

         Section 11.03 PROCEDURES. (a) NOTICE. Each party to this Agreement agrees to give prompt notice to the other parties to this Agreement of the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party to this Agreement ("Indemnified Claims") in respect of which GE, Emcore, the Company or their respective Affiliates, or their respective directors, officers, employees or agents seek indemnity under section 11.02, after such party becomes aware of the facts giving rise to such Indemnified Claim. The failure of any party to provide notice pursuant to this section 11.03(a) shall not constitute a waiver of that party's claims to indemnification pursuant to section 11.02 in the absence of material prejudice to the party that did not receive such notice. Any such notice to a party shall be accompanied by a copy of any papers theretofore served on the notifying party in connection with the Indemnified Claims.

         (b) DEFENSE AND SETTLEMENT OF CLAIMS. (i) ASSUMPTION OF DEFENSE. Upon receipt of notice from a party seeking and entitled to indemnification (an "Indemnified Party") pursuant to this Agreement, the party or parties against whom indemnification is sought (an "Indemnifying Party") will, subject to the provisions of section 11.03(b)(ii), assume the defense and control of such Indemnified Claims but shall allow the Indemnified Party or Parties, a reasonable opportunity to participate in the defense thereof with its or their own counsel and at its or their own expense. The Indemnifying Party shall (A) select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party or Parties, (B) take all steps necessary in the defense or settlement thereof and (C) at all times diligently and promptly pursue the resolution thereof. The Indemnified Party or Parties shall, and shall cause each of their respective Affiliates and their respective directors, members, officers, employees, and agents to, cooperate fully with the Indemnifying Party in the defense of any Indemnified Claim.

         (ii) SETTLEMENT OF CLAIMS. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Indemnified Claims, without the consent of any Indemnified Party; PROVIDED, that the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (B) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business, (C) obtain, as a condition of any settlement or other solution, a complete release of each Indemnified Party and
(D) provide to the Indemnified Party notice of the proposed settlement prior to such settlement.

                                   ARTICLE 12
                                 MISCELLANEOUS

         Section 12.01 NOTICES. All notices, requests and other communications to any party or to the Company hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given as follows:

if to GE:                  GE Lighting
                           1975 Noble Rd.
                           Cleveland, OH  44112
                           Attention:  President and Chief Executive Officer
                           Facsimile:  (216) 266-8699

with a copy to:            GE Lighting
                           1975 Noble Rd.
                           Cleveland, OH  44112
                           Attention:  General Counsel
                           Facsimile:  (216) 266-3856

if to Emcore:              Emcore Corporation
                           394 Elizabeth Avenue
                           Somerset, NJ  08873
                           Attention:  President
                           Facsimile:  (732) 271-9686

with a copy to:            White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY  10036
                           Attention:  Steven M. Betensky, Esq.
                           Facsimile:  (212) 354-8113

if to the Company:         GELcore, LLC
                           c/o GE Lighting
                           1975 Noble Rd.
                           Cleveland, OH  44112
                           Attention:  President
                           Facsimile:  (216) 266-2987
with copies to:            GE Lighting
                           1975 Noble Rd.
                           Cleveland, OH  44112
                           Attention:  General Counsel
                           Facsimile:  (216) 266-3856

                           Emcore Corporation
                           294 Elizabeth Avenue
                           Somerset, NJ  08873
                           Attention:  President
                           Facsimile:  (732) 271-9686

or to such other address or facsimile number and with such other copies, as such party may hereafter specify by notice to the other parties. Each such notice, request or other communication shall be effective upon receipt, provided if this day of receipt is not a Business Day then it shall be deemed to have been received on the next succeeding Business Day.

         Section 12.02 AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by GE and Emcore, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 12.03 EXPENSES. All costs and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such cost or expense, except as otherwise provided in any Transaction Document.

         Section 12.04 SUCCESSORS AND ASSIGNS. Prior to the Closing, neither party shall assign this Agreement or any of its rights in and to this Agreement. Subject to the preceding sentence, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

         Section 12.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the choice of law provisions thereof).

         Section 12.06 ILLEGALITY AND SEVERABILITY. If application of any one or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

         Section 12.07 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts and to this Agreement were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when executed by GE and Emcore.

         Section 12.08 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents (and any other agreements contemplated hereby or thereby) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof (including, without limitation, the MOU). The Exhibits to this Agreement are and shall be deemed to be a part of this Agreement.

         Section 12.09 CAPTIONS. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.



                                   GENERAL ELECTRIC COMPANY



                                   By: /s/ David L. Calhoun
                                       ----------------------------------------
                                       Name:  David L. Calhoun
                                       Title: President & CEO - GE Lighting



                                   EMCORE CORPORATION



                                   By: /s/ Reuben F. Richards, Jr.
                                       ----------------------------------------
                                       Name:  Reuben F. Richards, Jr.
                                       Title: President & CEO

                                LIST OF EXHIBITS
                                 AND SCHEDULES

EXHIBITS
---------
Exhibit A               Definitions
Exhibit B               LLC Agreement
Exhibit C               Pledge and Security Agreement
Exhibit D               Representations and Warranties
Exhibit E               Strategic Business Plan
Exhibit F-1             Intellectual Property License Agreement
Exhibit F-2             Product Development and Technical Assistance Agreement
Exhibit G               GE Trademark and Trade Name Agreement
Exhibit H               Management Services Agreement
Exhibit I               Administrative Services Agreement
Exhibit J               UOE Supply Agreement
                        (Agreed Term Sheet attached)

SCHEDULES
---------
Schedule 3.01(a)(ii)    Term Sheet for GE Loan
Schedule 3.04           Term Sheet for Emcore Warrants

                                   EXHIBIT A

                                  DEFINITIONS

         The following terms, as used in any Transaction Document, unless otherwise specifically defined therein, have the following meanings:

         ACT: shall mean the Delaware Limited Liability Company Act, Del. Stat. Sections 18-101 to 18-1107, inclusive, as in effect from time to time in the State of Delaware.

         ADMINISTRATIVE SERVICES AGREEMENT: shall mean the Administrative Services Agreement referred to in section 6.06 of the Transaction Agreement.

         AFFILIATE: of another person shall mean any person directly or indirectly controlling, controlled by, or under common control with, such other person.

         ANCILLARY AGREEMENTS: shall mean, collectively, the Intellectual Property License Agreement, the Product Development and Technology Assistance Agreement, the GE Trademark and Tradename License Agreement, the Management Services Agreement, the Administrative Services Agreement, the Pledge and Security Agreement, the Distribution Agreement and the Limited Liability Company Agreement.

         APPLICABLE LAW: shall mean, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

         BUSINESS DAY: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         CAPITAL ACCOUNT: "Capital Account" shall mean, as to a Member, the account established and maintained for such Member pursuant to Article VI of the LLC Agreement.

         CAPITAL CONTRIBUTION: shall mean the amount in cash or the value of property contributed by each Member to the capital of the Company in exchange for such Member's interest in the Company.

         CLOSING DATE:  shall mean the date of the Closing.

         COMMITTEE: shall mean the Committee of the Company referred to in section 7.02 of the Transaction Agreement.

         COMPANY: shall mean GELcore, LLC a Delaware limited liability company.

         CONFIDENTIAL INFORMATION: shall mean information provided by one party to one or more other parties and specifically designated by that party as "confidential" (either in writing at the time of disclosure to the receiving party or by written confirmation within ten (10) days after that party discloses such information to the receiving party), relating to the research, development, products, processes, trade secrets, business plans, customer, finances, and personnel data related to the business of such party (or its Affiliates, to the extent necessary and relevant). Confidential Information does not include any information (i) the receiving party knew before the disclosing party provided it; (ii) which has become publicly known through no wrongful act of the receiving party; (iii) which the receiving party developed independently, as evidenced by appropriate documentation; or (iv) which the receiving party becomes aware of from any third party not bound by nondisclosure obligations to the disclosing party and with the lawful right to disclose such information to the receiving party. Notwithstanding the foregoing, specific information will not be deemed to be within the foregoing exceptions merely because it is contained within more general information otherwise subject to such exceptions.

         CONTEMPLATED TRANSACTIONS: shall mean the transactions described in section 4.02 of the Transaction Agreement.

         DAMAGES: shall mean all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement of any portion of such amounts including, without limitation, reimbursement by way of third party insurance or third party indemnification) arising from or incurred in connection with any demand, claim, action, cause of action or proceeding.

         DEFAULT RECOVERY ACTIVITIES: shall mean the exercise of any rights or remedies in connection with any Financing, Leasing or Other Financial Services Activity (whether such rights or remedies arise under any agreement relating to such Financing, Leasing or Other Financial Services Activity, under applicable law or otherwise) or in connection with the purchase or sale of goods and services including, without limitation, any foreclosure, realization or repossession of any collateral or other security for any Financing (including the equity in any entity or business) or Other Financial Services Activities or any property subject to any Leasing.

         DISPOSE, DISPOSING OR DISPOSITION: shall mean a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law).

         DISTRIBUTION AGREEMENT: shall mean the Distribution Agreement referred to in section 6.04 of the Transaction Agreement.

         FAIR MARKET VALUE: shall mean, with respect to a Membership Interest in the Company, the product of such Membership Interest (expressed as a percentage) and the Fair Market Value of the Company. The Fair Market Value of the Company shall be the cash price that an unrelated party would pay for all of the outstanding Membership Interests in the Company, in light of all relevant factors in an arm's length transaction in which neither party is compelled to buy or sell. The Fair Market Value of the Company shall be determined pursuant to the procedure set forth in the balance of this paragraph. Each party shall submit simultaneously to the other party a sealed proposal for the Fair Market Value within 30 days after the event which triggers the valuation. Following the delivery of the two proposals, the amounts of the two proposals shall be compared. If the lower of the proposals is not more than 10% less than the higher of the proposals, the Fair Market Value shall be deemed to be the average of the two proposals. If the lower of the proposals is more than 10% less than the higher of the two proposals, the parties shall negotiate in good faith to determine the Fair Market Value. If the parties cannot agree on the Fair Market Value within 30 days of the opening of the sealed proposals, the parties shall each appoint, within ten days after the end of such period, an investment banking firm or other firm with significant experience in the valuation of businesses, in either case, of recognized standing. Such firms shall negotiate in good faith to determine the Fair Market Value. If the firms cannot agree on the Fair Market Value within 30 days after the latter of them to be appointed, the two firms shall, within 10 days after the end of such 30-day period, (i) appoint a third such firm with significant experience in the valuation of businesses, of recognized standing, and independent of the Company, Emcore and GE, and (ii) share the results of their valuation analysis with such third firm. The third firm shall determine the Fair Market Value within 45 days after being appointed. The determination of Fair Market Value by this third firm shall be final and conclusive. The parties shall share equally the costs of compensating all of the foregoing firms.

         FINANCIAL SERVICES BUSINESS: shall mean the following activities (i) Financing, (ii) Leasing, (iii) Default Recovery Activities or (iv) Other Financial Services Activities.

         FINANCING: shall mean the making, entering into, purchase of, or participation in (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature, (ii) non-voting equity investments, and (iii) voting equity investments which (a) do not result in the ownership of 20% or greater equity interest in the entity in which such investment is made by the person making such investment and its Affiliates in the aggregate together with the power to direct or cause the direction of the management and policies of the entity in which such investment is made or (b) do not result in the power to direct or cause the direction of the management and policies of the entity in which such investment is made and (c) do not include as a part of such investment the making available to the entity in which such investment is made any GE Intellectual Property that has been licensed to GELcore or GEL channels of distribution.

         FISCAL YEAR: shall have the meaning set forth in section 6.09(b) of the Transaction Agreement.

         FORCE MAJEURE EVENT: shall mean armed conflict or economic dislocation resulting therefrom; embargoes; inability to obtain labor, raw materials, or transportation through no fault whatsoever of the breaching party; labor difficulties through no fault whatsoever of the breaching party; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires, floods; and accidents through no fault whatsoever of the breaching party or other event beyond the reasonable control of the breaching party and without fault of the breaching party.

         GAAP: shall mean generally accepted accounting principles from time to time in effect.

         GE-CRD: shall mean the Corporate Research and Development Department of GE.

         GE INTEGRITY POLICIES: shall mean the corporate policy statements relating to compliance with law and other matters adopted and published (as the "Spirit" and the "Letter") in 1993 by GE, as amended and supplemented from time to time, or any successor policies adopted by GE.

         GE TRADEMARK AND TRADE NAME AGREEMENT: shall mean the GE Trademark and Trade Name Agreement referred to in section 6.04 of the Transaction Agreement.

         GELCORE BUSINESS: shall have the meaning assigned to such term in section 6.01 of the Transaction Agreement.

         GOVERNMENTAL AUTHORITY: shall mean any foreign, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         INITIAL MEMBERS:  shall mean GE, operating through GEL, and Emcore.

         INTELLECTUAL PROPERTY: shall mean (a) patents and applications therefor and all reissues, continuations, continuations-in-part, revisions or reexaminations relative thereto; (b) copyrights and all renewals thereof; (c) trademarks, trade names, service marks, service names, trade dress, logos and corporate names, together with all goodwill associated therewith and including, without limitation, all translations, adaptations, combinations and derivations of each of the foregoing; (d) technology, know-how, processes, trade secrets, inventions (whether or not patentable and whether or not reduced to practice), proprietary data, formula, research and development data, and confidential information (including, without limitation, ideas, manufacturing, development and production techniques, drawings, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information); (e) computer software (including both source and object code) and all related programming, systems, user and other documentation; (f) mask works; (g) all other intellectual property; and (h) all registrations and applications for registration for each of the foregoing.

         INTELLECTUAL PROPERTY LICENSE AGREEMENT: shall mean the Intellectual Property License Agreement referred to in section 6.03 of the Transaction Agreement.

         INVESTMENT RIGHTS AGREEMENT AND RIGHT OF FIRST REFUSAL AND WARRANT
AGREEMENT: shall mean the Investment Rights Agreement and the Right of First Refusal and Warrant Agreement referred to in the Technical Development Agreement.

         LEASING: shall mean the leasing, under operating leases, finance leases or rental agreements, of property, whether real, personal, tangible or intangible.

         LED:  shall mean a light emitting diode.

         LED PRODUCTS: shall mean products in the LED product development cycle beyond packaged ready dies, including, without limitation, packaged LED devices, lamps and lamp fixtures.

         LIEN: shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

         LLC AGREEMENT: shall mean the limited liability company agreement between GE and Emcore, in the form attached to the Transaction Agreement as Exhibit B.

         MANAGEMENT SERVICES AGREEMENT: shall mean the Management Services Agreement referred to in section 6.05 of the Transaction Agreement.

         MATERIAL ADVERSE EFFECT: shall mean, with respect to any event, occurrence or condition, or series of events, occurrences or conditions, a material adverse effect on the operations, property or financial condition of the affected business or entity taken as a whole.

         MATERIAL BREACH: shall mean the breach other than a breach arising out of a Force Majeure Event by GEL or Emcore, as the case may be, of the Transaction Agreement, the LLC Agreement or any Ancillary Agreement which breach, if not cured, would have a Material Adverse Effect on the Company or the non-breaching party. A Material Breach shall not exist for purposes of this definition unless the non-breaching party has given written notice of such breach to the breaching party and (a) the party in Material Breach fails to cure the subject default within 60 days of the receipt of such notice or (b) if such default cannot reasonably be cured within such 60-day period, (i) the party in Material Breach fails promptly to take and continue to take all reasonable steps to cure the default as promptly as practicable after receipt of such notice or (ii) at the end of such 60-day period it appears that the breaching party will not be able to cure the Material Breach within a commercially reasonable time (not to exceed an additional 60 days); provided, however, that if an Ancillary Agreement expressly provides for a cure period of a longer duration than 60 days, then such longer period shall apply for the purposes hereof.

         MEMBERS: shall mean the Initial Members and any Person hereafter admitted to the Company as a member as provided in the LLC Agreement.

         MEMBERSHIP INTEREST: shall mean the interest of a Member (expressed as a percentage) in the Company. Membership Interests will at all times reflect the respective contributions to capital made by GE and Emcore, but will not be affected by allocations of Profits and Losses or other changes in Members' Capital Accounts.

         MOCVD:  shall mean metal organic chemical vapor deposition.

         MOU: shall mean the Memorandum of Understanding dated June 24, 1998 between GEL and Emcore.

         NIST ATP PROGRAM: shall mean the jointly proposed development program entitled "Manufacturable Solid State Lighting Sources" submitted by Widegap Technology LLC and GE to National Institute of Standards and Technology.

         OEM:  shall mean original equipment manufacturers.

         OTHER FINANCIAL SERVICES ACTIVITIES: shall mean the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services or products or services or products related or ancillary to any of the foregoing.

         PERSON: shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         PRODUCT DEVELOPMENT AND TECHNICAL ASSISTANCE AGREEMENT: shall mean the Product Development and Technical Assistance Agreement referred to in section
6.03 of the Transaction Agreement.

         REQUIRED INTEREST: shall mean a Required Interest as defined in section 7.03 of the Transaction Agreement.

         STRATEGIC BUSINESS PLAN: shall mean the three (3) year strategic operating and capital budget and business plan for the Company attached to the Transaction Agreement as Exhibit D, as it may be modified from time to time.

         SUBSIDIARY: shall mean any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

         SUBSTITUTE MEMBER: shall mean any Person not a Member of the Company (prior to the transfer of a Membership Interest to such Person) to whom a Membership Interest in the Company has been transferred and who has been admitted to the Company as a Member pursuant to and in accordance with the provisions of section 8.02(e) of the Transaction Agreement and the LLC Agreement.

         SUPERMAJORITY TRANSACTION: shall mean a Supermajority Transaction as defined in section 7.03 of the Transaction Agreement.

         TECHNICAL DEVELOPMENT AGREEMENT: shall mean the Technical Development Agreement between Widegap Technology, LLC, the Company, GEL and GE's Corporate Research & Development Department entered into in connection with the NIST ATP Program.

         TRANSACTION DOCUMENTS: shall mean the Transaction Agreement, the LLC Agreement and the other Ancillary Agreements and any annexes, attachments or exhibits to the foregoing.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH A *** AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         ***

         UNIROYAL: shall be the collective reference to Uniroyal Technology Corporation and its wholly owned subsidiary, Uniroyal Optoelectronics, Inc. ("UOE"), Delaware corporations having their principal offices at 2 North Tamiami Trail, Sarasota, FL 34236.

         UNIROYAL AGREEMENT: shall be the collective reference to the Amended and Restated Joint Venture Agreement dated November 30, 1998 among Emcore and Uniroyal, and the related license and development agreements referred to therein.

         UOE SUPPLY AGREEMENT: shall mean the UOE Supply Agreement entered into between the Company and UOE, the Term Sheet for which is attached to the Transaction Agreement as Exhibit I.

         WHITE LIGHT LED PRODUCTS: shall mean LED Products for use in solid state lighting that ***.

                                   EXHIBIT C

                         REPRESENTATIONS AND WARRANTIES

Capitalized terms used but not defined herein shall have the same meanings given to such terms in the Transaction Agreement to which this Exhibit C is attached.

Emcore hereby makes the following representations and warranties upon each of which Emcore acknowledges and agrees that GE is entitled to rely:

         ORGANIZATION.

         Emcore is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

         AUTHORIZATION; NO CONFLICTS.

         Emcore has all requisite corporate power and authority to (i) enter into the Transaction Agreement, the LLC Agreement and the other Ancillary Agreements to which it is a party (collectively the `Emcore Transaction Documents"), (ii) perform its obligations under the Emcore Transaction Documents, and (iii) consummate the transactions contemplated by the Emcore Transaction Documents. All necessary and appropriate corporate action has been taken by Emcore with respect to the execution, delivery and performance of the Emcore Transaction Documents and the Emcore Transaction Documents constitute the legal, valid and binding obligations of Emcore enforceable against Emcore in accordance with their respective terms. Neither the execution, delivery or performance nor the consummation by Emcore of the transactions contemplated by the Emcore Transaction Documents will conflict with any applicable federal, state or local law, rule, regulation, writ, decree or order to which Emcore is subject, nor will it conflict with or result in a default under any term, provision or covenant of any mortgage, indenture, contract, agreement (including, without limitation, the Amended and Restated Joint Venture Agreement between Uniroyal Technology Corporation and Emcore dated November 30, 1998 (the "Uniroyal Joint Venture"), and the Amended and Restated Technology License Agreement between Emcore and Uniroyal Technology Corporation, dated November 30, 1998), instrument or judgment applicable to Emcore.

         CONSENTS; RESTRICTIVE DOCUMENTS OR LAWS.

         Other than as listed on Schedule 1 hereto, no consent is required to be obtained by Emcore under any material agreement to which Emcore is a party in connection with the execution, delivery or performance of the Emcore Transaction Documents. Emcore is not a party to or bound under any (and to the best knowledge of Emcore there is no pending, proposed or threatened), regulation, certificate, mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which reasonably could be expected to adversely effect the consummation of the transactions contemplated by the Emcore Transaction Documents.

         GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by Emcore of the Emcore Transaction Documents require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority.

         ABSENCE OF COMPETING BUSINESS.

         Emcore does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other business entity that is involved, either directly or indirectly, in the GELcore Business.

         LITIGATION.

         There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Emcore, threatened against Emcore, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which if adversely determined would have an adverse effect on Emcore's ability to perform any of its obligations under the Emcore Transaction Documents or upon the consummation of the transactions contemplated by the Emcore Transaction Documents.

         INTELLECTUAL PROPERTY.

         (i) Emcore is licensing to GELcore all of the Existing Emcore Intellectual Property (as defined in Intellectual Property License Agreement) relevant to the GELcore Business Field which Emcore owns and has the right to license or is licensed and has the right to sublicense.

         (ii) Emcore is the owner, or has the right to license on behalf of the owner, of all right, title and interest in and to any or all such Existing Emcore Intellectual Property referred to in subsection (i) above. Subject to *** and the Uniroyal Agreement, Emcore is not bound by or a party to any other contracts, options, licenses, assignments, or agreements of any kind with respect to the Intellectual Property of any other person or entity, which would prevent, prohibit, or otherwise interfere with the ability of Emcore to meet its obligations to GELcore. Emcore is not bound by or a party to any other contracts, options, licenses, assignments, or agreements of any kind with respect to the Intellectual Property of any other person or entity, which would prevent, prohibit, or otherwise interfere with the ability of GELcore to utilize such Existing Emcore Intellectual Property in the manner contemplated by the Transaction Documents.

         (iii) To Emcore's knowledge, there are no pending or threatened claims alleging, or potential claims that could reasonably be expected to be alleged, that any or all such Existing Emcore Intellectual Property infringes or conflicts with the Intellectual Property of others.

         YEAR 2000 COMPLIANCE.

         To the best of its knowledge and solely with respect to data entry controlled by those modules of any Emcore Intellectual Property that are or will be proprietary to Emcore (the "Emcore Proprietary Modules"), the Emcore Proprietary Modules are Year 2000 Compliant (as defined in the Intellectual Property License Agreement).

         COMPLETE DISCLOSURE.

         No representation or warranty made by Emcore in the Transaction Documents, and no exhibit, schedule, statement, certificate or other writing furnished to GE by or on behalf of Emcore pursuant to the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

GE hereby makes the following representations and warranties upon each of which GE acknowledges and agrees that Emcore is entitled to rely:

         ORGANIZATION.

         GE is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

         AUTHORIZATION; NO CONFLICTS.

         GE has all requisite corporate power and authority to (i) enter into the Transaction Agreement, the LLC Agreement and the other Ancillary Agreements to which it is a party (collectively, the "GE Transaction Documents"), (ii) perform its obligations under the GE Transaction Documents, and (iii) consummate the transactions contemplated by the GE Transaction Documents. All necessary and appropriate corporate action has been taken by GE with respect to the execution and delivery of the GE Transaction Documents and the GE Transaction Documents constitute the legal, valid and binding obligations of GE enforceable against GE in accordance with their respective terms. Neither the execution, delivery or performance nor the consummation by GE of the transactions contemplated by the GE Transaction Documents will conflict with any applicable federal, state or local law, rule, regulation, writ, decree or order to which GE is subject, nor will it conflict with or result in a default under any term, provision or covenant of any mortgage, indenture, contract, agreement, instrument or judgment applicable to GE.

         CONSENTS; RESTRICTIVE DOCUMENTS OR LAWS.

         No consent is required to be obtained by GE under any material agreement to which GE is a party in connection with the execution, delivery or performance of the GE Transaction Documents. GE is not a party to or bound under any (and to the best knowledge of GE there is no pending, proposed or threatened), regulation, certificate, mortgage, lien, lease, agreement, contract, instrument, law, vote, order, judgment or decree, or any similar restriction not of general application which reasonably could be expected to adversely effect the consummation of the transactions contemplated by the GE Transaction Documents.

         GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by GE of the GE Transaction Documents require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority.

         ABSENCE OF COMPETING BUSINESS.

         Except for GELcore's interest in the Widegap Technology LLC, GE does not own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other business entity that is involved, either directly or indirectly, in the GELcore Business; provided, however, that GE shall not be in breach of the foregoing representations (i) by reason of any record or beneficial ownership of securities or other equity interests arising out of any Financial Services Business of GE or any of its Affiliates, or (ii) by reason of any record or beneficial ownership of securities or other equity interests by any pension or retirement fund or program operated by or for the benefit of GE or any of its Affiliates.

         LITIGATION.

         There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of GE, threatened against GE, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which if adversely determined would have an adverse effect on GE's ability to perform any of its obligations under the GE Transaction Documents or upon the consummation of the transactions contemplated by the GE Transaction Documents.

         INTELLECTUAL PROPERTY.

         (i) GE is licensing to GELcore all of the Existing GEL Intellectual Property (as defined in Intellectual Property License Agreement) relevant to the GELcore Business Field which GEL owns and has the right to license or is licensed and has the right to sublicense.

         (ii) GE is the owner, or has the right to license on behalf of the owner, of all right, title and interest in and to any or all such Existing GEL Intellectual Property referred to in subsection (i) above. GE is not bound by or a party to any other contracts, options, licenses, assignments, or agreements of any kind with respect to the Intellectual Property of any other person or entity, which would prevent, prohibit, or otherwise interfere with the ability of (A) GEL to meet its obligations to GELcore or (B) GELcore to utilize such Existing GEL Intellectual Property in the manner contemplated by the Transaction Documents.

         (iii) To GE's knowledge, there are no pending or threatened claims alleging, or potential claims that could reasonably be expected to be alleged, that any or all such Existing GEL Intellectual Property infringes or conflicts with the Intellectual Property of others.

         YEAR 2000 COMPLIANCE.

         To the best of its knowledge and solely with respect to data entry controlled by those modules of any GE Intellectual Property that are or will be proprietary to GE (the "GE Proprietary Modules"), the GE Proprietary Modules are Year 2000 Compliant (as defined in the Intellectual Property License Agreement).

         COMPLETE DISCLOSURE.

         No representation or warranty made by GE in the Transaction Documents, and no exhibit, schedule, statement, certificate or other writing furnished to Emcore by or on behalf of GE pursuant to the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.





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